Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Virtus Investment Partners, Inc., of our report dated February 26, 2018, except for the change in the manner in which the Company accounts for restricted cash in the statement of cash flows discussed in Note 2 to the consolidated financial statements, as to which the date is February 27, 2019, relating to the financial statements, which appears in Virtus Investment Partners, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

August 28, 2019